Exhibit 99.1

November 18, 2014

Mr. Andrew M. Wallach
SpringOwl Asset Management, LLC
1370 Avenue of the Americas
28th Floor
New York, NY 10019

Dear Mr. Wallach:

Forestar Group Inc. Board of Directors acknowledges receipt of your letters dated October 15 and October 24, 2014, and the Situation Overview presentation. The Board appreciates your perspectives and encourages open communication with all Forestar shareholders. The information was discussed at Forestar’s November Board meeting, and this letter is the Board’s response.

The Board and management team are committed to maximizing long-term shareholder value. Consistent with that goal, the company’s strategy is focused on recognizing and responsibly delivering the greatest value from every acre and growing through strategic and disciplined investments.

The company is successfully executing its strategy and is on target to deliver its Growing FORward initiatives which has increased earnings, returns and the value of the company. For example, the company has increased total segment EBITDA from essentially break-even results in 2011 to approximately $117 million in 2013, and the company is on track to deliver over $140 million in total segment EBITDA in 2014. In fact, the company is targeting $200 million in total segment EBITDA by 2016, which, on a fully diluted basis, would increase EBITDA per share by four and a half times compared to the average of 2008 - 2011, the first four years Forestar operated as a stand-alone public company. In addition, the company has increased returns over this same time period, with return on assets up almost 70% over the last three years.

The company has repurchased over two million shares of common stock since 2009, and recently announced plans to purchase $55 million of common stock under the existing repurchase program, representing almost 10% of the company’s market capitalization on the date of announcement.

Forestar continuously evaluates its portfolio of assets and has repositioned over $250 million in non-core timberland since 2009 and will continue to identify and monetize non-core assets going forward. In fact, by 2016, the company is targeting to reposition an additional $100 million of non-core assets across our portfolio.

The company also recently announced that the Board of Directors has voted to recommend declassification of the Board, which if approved by stockholders, will ultimately result in all directors being elected on an annual basis.

In evaluating your analysis and recommendations, several inaccuracies in your assumptions were noted. These include underestimation of considerable tax consequences associated with the sale of assets under your net asset value approach, as well as some of your key valuation assumptions which are not supportable given available transaction data for like assets in similar markets. It also appears that your assumptions related to Forestar’s ownership of certain venture assets were incorrect.

6300 Bee Cave Road / Building Two, Suite 500 / Austin, TX 78746-5149 / T 512.433.5200 / F 512.433.5201 / www.forestargroup.com

Mr. Andrew M. Wallach
November 18, 2014

The Board of Directors regularly reviews the company’s strategy. The Board is convinced that execution of the strategy and Growing FORward initiatives will maximize and grow long-term shareholder value. In addition, the Board strongly supports the management team and is confident that the company has the leadership, talent and resources to deliver the results we expect.

Sincerely,

Board of Directors
Forestar Group Inc.

6300 Bee Cave Road / Building Two, Suite 500 / Austin, TX 78746-5149 / T 512.433.5200 / F 512.433.5201 / www.forestargroup.com